Exhibit 4(a)-3
AMENDMENT NO. 2

TO

PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Employee Stock Ownership Plan ("Plan") effective July 1, 2000, on behalf of various affiliated companies; and

WHEREAS, the Plan was amended and restated effective January 1, 2002 and subsequently amended by Amendment No. 1; and

WHEREAS, the Company desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.              Effective January 1, 2008, Appendix A is amended to read as follows:

Appendix A

Participating Company

	Name	Effective Date

1.	PPL Services Corporation	July 1, 2000
2.	PPL Electric Utilities Corporation	January 1, 1975
3.	PPL EnergyPlus, LLC	July 14, 1998
4.	PPL Generation, LLC	July 1, 2000
5.	PPL Brunner Island, LLC	July 1, 2000
6.	PPL Holtwood, LLC	July 1, 2000
7.	PPL Martins Creek, LLC	July 1, 2000
8.	PPL Montour, LLC	July 1, 2000
9.	PPL Susquehanna, LLC	July 1, 2000
10.	PPLSolutions, LLC	January 1, 2002
11.	PPL Telcom, LLC	February 5, 2001
12.	Lower Mount Bethel Energy, LLC	September 30, 2002
13.	PPL Edgewood Energy, LLC	April 1, 2003
14.	PPL Maine, LLC	April 1, 2003
15.	PPL Wallingford Energy, LLC	April 1, 2003
16.	PPL Development Company, LLC	January 1, 2006
17.	PPL Global, LLC	January 1, 2006
18.	PPL Energy Services Group, LLC	September 25, 2006
19.	PPL Interstate Energy Company	January 1, 2008

II.	Except as provided for in this Amendment No. 2, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 2 is executed this _____ day of ________________, 2007.

PPL SERVICES CORPORATION

By:_______________________________
Stephen R. Russo
Vice President-Human Resources & Services